Exhibit 99.2
MAGELLAN ANNOUNCES AMENDED
TERMS OF STRATEGIC INVESTMENT
PORTLAND, Maine, April 7, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (the “Company” or “Magellan”) announced that it has agreed to amend the securities purchase agreement with Young Energy Prize S.A., a Luxembourg corporation (“YEP”), by which YEP will make a strategic $10 million equity investment in the Company.
Amendment Terms
As previously disclosed on February 10, 2009, the Company’s purchase agreement with YEP provides that YEP will acquire a total of 8,695,652 shares of the Company’s Common Stock (the “Shares”) at a price of $1.15 per share. When issued at the closing, the Shares will represent approximately 17.3% of the Company’s total outstanding shares on a pro forma basis. In addition, the Company has agreed at closing to issue a five-year warrant to YEP entitling YEP to purchase an additional 4,347,826 shares of the Company’s Common Stock through warrant exercise at a per share price of $1.20 (the “Warrant Shares”).
As previously disclosed, on April 3, 2009, the Company and two of its shareholders, ANS Investments LLC and its CEO, Jonah M. Meer (together, the “ANS Parties”), entered into a Settlement Agreement that terminates the proxy solicitation efforts of the ANS Parties on mutually agreeable terms. Separately, YEP has advised the Company that YEP and the ANS Parties have entered into an agreement by which YEP will, upon completion of YEP’s equity investment in the Company, purchase 568,985 shares of the Company’s common stock currently owned by the ANS Parties (the “ANS Shares”) at a price of $1.15 per share.
On April 3, 2009, the Company and YEP agreed to amend their securities purchase agreement to extend the outside termination date for the closing of YEP’s equity investment from April 30, 2009 to June 30, 2009, in order to provide sufficient time to conduct the 2008 Annual Meeting and complete the YEP equity investment transaction. The amendment also provides that, if YEP completes the purchase of the ANS Shares from the ANS Parties described above, then the exercise price payable by YEP for the Warrant Shares shall be reduced from $1.20 to $1.15 per share. The Company will file with the SEC a current report on Form 8-K which will include as an exhibit a copy of the first amendment to the YEP purchase agreement.

Important Information
This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan. The Shares being sold in the Company’s private placement to YEP and the Warrant Shares have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the U.S. Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The Shares and Warrant Shares are being offered and sold only to YEP. Magellan has agreed to file a registration statement with the SEC covering the resale by YEP of the Shares issued to YEP in the private placement and the Warrant Shares issuable to YEP upon the exercise of the Warrants.
Magellan filed a preliminary proxy statement with the SEC on February 11, 2009, in connection with the election of one director and other actions to be taken at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”), including the approval of the issuance of the Shares and Warrant Shares to YEP in the private placement transaction described above. Magellan will soon be filing a revised preliminary proxy statement for the Annual Meeting. Thereafter, Magellan will announce the date and location of the Annual Meeting and mail to its shareholders a definitive proxy statement and proxy card in connection with the Annual Meeting.
Shareholders are urged to read the Company’s definitive proxy statement (as well as any amendments or supplements thereto) relating to the Annual Meeting when it becomes available because it will contain important information. After being filed with the SEC, shareholders will be able to obtain the definitive proxy statement (as well as any amendments or supplements thereto) and other relevant documents free of charge at the SEC’s website, www.sec.gov. In addition, copies of the definitive proxy statement and other relevant documents will be made available for free to any Magellan shareholder who makes a request to the Company’s officers listed below.
Magellan and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the names and interests of these persons in connection with the Annual Meeting was included in the Company’s preliminary proxy statement, filed with the SEC on February 11, 2009, as such information may be supplemented or amended by the definitive proxy statement.
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About Magellan
Magellan was established in 1957, and was incorporated in the State of Delaware in 1967. In addition, Magellan files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or from Magellan at www.magpet.com. The Company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant asset is its 100% equity ownership interest in Magellan Petroleum Australia Limited (“MPAL”). Magellan also has a 2.67% carried interest in the Kotaneelee Gas Field in the Yukon Territory of Canada and development interests in the U.K.
For further information, please contact:
William H. Hastings, President and CEO, at (207) 776-5616
Daniel J. Samela, Chief Financial Officer, at (860) 293-2006

Forward- Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the likelihood and timing of the closing of the YEP investment transaction, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.